Exhibit 99.2
Q2 FY11 Question & Answer
Dec. 21, 2010
1.	What were some examples of brands in the Consumer Foods segment posting sales growth for the quarter?

- Crunch ’n Munch	- Rosarita
- DAVID	- Slim Jim
- Lightlife	- Wesson
- Marie Callender’s	- Wolf
- PAM
- Reddi-wip
Sales for Healthy Choice and Ro*Tel were in line with last year’s sales for the quarter.

2.	What were some examples of brands in the Consumer Foods segment posting sales declines for the quarter?

- ACT II	- Hebrew National	- Orville Redenbacher’s
- Andy Capp’s	- Hunt’s	- Parkay
- Banquet	- Kid Cuisine	- Peter Pan
- Blue Bonnet	- La Choy	- Snack Pack
- Chef Boyardee	- Libby’s	- Swiss Miss
- Egg Beater’s	- Manwich	- Van Camp’s
3.	What were unit volume changes for the quarter in the Consumer Foods and Commercial Foods Segments?

Consumer Foods organic unit volume increased 1%.

Commercial Foods volume increased 2%.
4.	How much was total depreciation and amortization from continuing operations for the quarter?

Approximately $89 million (versus approximately $81 million in Q2 FY10)

5.	How much were capital expenditures from continuing operations for the quarter?

Approximately $82 million (versus approximately $123 million in Q2 FY10)

6.	What was the net interest expense for the quarter?

Approximately $34 million (versus approximately $41 million in Q2 FY10)

7.	What was corporate expense for the quarter?

Approximately $79 million for the quarter (versus approximately $94 million in Q2 FY10). The current quarter includes $9 million of benefit due to hedging activities. Prior-year amounts include $6 million of benefit. Excluding these amounts, corporate expense was $88 million for the current quarter and $100 million in the year-ago period.

8.	How much did the company pay in dividends for the quarter?

Approximately $88 million (versus approximately $84 million in Q2 FY10)

9.	How many shares of stock did the company repurchase during the quarter?

The company repurchased approximately 4.6 million shares during Q2 FY11.

10.	What was the weighted average number of diluted shares outstanding for the quarter (rounded)?

Approximately 442 million shares for the quarter

11.	What were the gross margins and operating margins for the quarter ($ amounts in millions, rounded)?
Gross margin = segment gross profit* divided by net sales
Gross margin = $751/$3,161 = 24%
Operating margin = segment operating profit** divided by net sales
Operating margin = $410/$3,161 = 13%

*	Gross profit = net sales — costs of goods sold ($3,161 – $2,410 = $751)

**	See second-quarter segment operating results for a reconciliation of operating profit to income from continuing operations before income taxes and equity method investment earnings (loss). Income from continuing operations before income taxes and equity method investment earnings (loss), divided by net sales = $298/$3,161 = 9%.
12.	What is included in the company’s net debt at the end of the quarter (rounded, in millions)?

Q2 FY11
Total debt*	$3,237
Less: Cash on hand	$545

Net debt total	$2,692

*	Total debt = notes payable, short-term debt, long-term debt, and subordinated debt
13.	What is the net debt to total capital ratio at quarter end?

The net debt to total capital ratio for the quarter was 35%.

This ratio is defined as net debt divided by the sum of net debt plus shareholder equity. See question #12 for the components of net debt.

14.	What was the effective tax rate for the quarter?

The effective tax rate for continuing operations for the quarter was 34%.

15.	What is the projected tax rate for FY11?

The company continues to expect the continuing operations effective tax rate for the full fiscal year 2011 to be approximately 34%, adjusted for items impacting comparability.

16.	What are the projected capital expenditures for FY11?

Total capital expenditures for FY11 are expected to be approximately $500 million, which will be partly offset by insurance proceeds related to the accident at the Garner, N.C. manufacturing facility.

17.	What is the expected net interest expense for FY11?

Net interest expense is expected to be approximately $180 million. The previous estimate of approximately $140 million included interest income from the notes payable to the company related to the Trading & Merchandising divestiture; these notes have been repaid prior to their maturity dates, resulting in less interest income to the company.

Note on Forward-looking Statements:
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility for updating these statements. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things: availability and prices of raw materials; the impact of the accident at the Garner, N.C., manufacturing facility, including the ultimate costs incurred and the amounts received under insurance policies; the effectiveness of its product pricing, including any price increases and promotions; future economic circumstances; industry conditions; the company’s ability to execute its operating plans; the success of the company’s innovation, marketing, and cost-saving initiatives; the amount and timing of repurchases of the company’s common stock, if any; the competitive environment and related market conditions; operating efficiencies; the ultimate impact of the company’s product recalls; access to capital; actions of governments and regulatory factors affecting the company’s businesses, including the Patient Protection and Affordable Care Act; and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date of this release.